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                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Goodrich Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-01077) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 29, 2000, relating to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K/A of Goodrich Petroleum Corporation.

/s/ KPMG LLP
KPMG LLP

Shreveport, Louisiana
December 22, 2000